Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-276916

Ford Credit has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission relating to the offering of Ford Credit Notes. Before anyone invests in such Notes, they should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Credit Notes. The documents may be obtained free of charge through EDGAR on the SEC Website. Alternatively, Ford Credit will send a potential investor a prospectus and prospectus supplement upon request by calling 1 (313) 322-3000.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-276916

InspereX Conference

September 15, 2026



2026 Ford Explorer ST

Ford Credit

Further Information

FORD FIXED INCOME INVESTOR RELATIONS:

Sean Moore
313-248-1587
smoor192@ford.com

Christopher Conti
313-418-1673
cconti5@ford.com

INFORMATION ON FORD:

www.shareholder.ford.com
- 10-K Annual Reports
- 10-Q Quarterly Reports
- 8-K Current Reports

INFORMATION ON FORD MOTOR CREDIT COMPANY:

https://www.ford.com/finance/investor-center/
- 10-K Annual Reports
- 10-Q Quarterly Reports
- 8-K Current Reports

Safe Harbor Statement And Disclosures

Forward-Looking Statements

This presentation includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. For a discussion of these risks, uncertainties, and other factors, please see "Item 1A. Risk Factors" of Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information

Calculated values may not sum due to rounding.

Ford Credit Notes Due Nine Months Or More From Date Of Issuance – Series B

Opportunity to invest in primary bond offerings of Ford Credit, trusted expert in automotive finance and leading provider of automotive financial products and services for Ford Motor Company for 67 years.

Key Benefits for Market Participants

Broker Dealers & RIAs:

- Yields competitive to institutional bonds
- Best efforts sales and no capital commitment allows for nimble participation
- Discounted purchase price and par re-offer price
- Extended offering period allows for marketing opportunities
- Differentiated product offering

Individual Investors:

- $1,000 x $1,000 minimum (Lower than USD institutional issuance)
- Extended decision time in new issue participation
- Targeted, corporate single name exposure
- Frequency and diversity of tenors allows for flexibility in selection

Offering Terms & Ratings

Ford Credit Notes Current Terms of Offering	
Frequency*	Weekly offering of one or more tranches per week, subject to issuer preference
Tenor	Typically, 2 years to 10 years
Interest Payment	Semi-annual
Optionality	Callable Fixed Rate provides 1 year of call protection Survivor Option provides put benefit to investor
Minimum Denomination	1,000 x 1,000
Priority	Senior Unsecured

Ford Motor Credit Co. -- Long-Term Senior Unsecured Ratings	
Moody's Investment Service	Ba1
S&P Global Ratings	BBB-
Fitch Ratings	BBB-

* Offerings made at issuer discretion and subject to blackout

As of September 11, 2026

Ford Credit Notes Gives Retail Investors Unique Access To Ford Credit Senior Unsecured Debt Issuance

Ford Credit Notes: Issuance Since Inception ($M)*


$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$823
$721
$647
$456
$487
$1,221
$597
$444
$864
$244
$506
$883
$601
$565
$565
$188
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026 YTD
Calendar Year
Weighted Average Tenor
4y
4y
6y
8y
7y
6y
7y
5y
5y
3y
4y
3y
3y
5y
4y
4y

** As of September 11, 2026*

$9.8 Billion Of Ford Credit Notes Have Been Issued Since 2011

Ford Credit Overview

Ford Credit is an industry leader in automotive financing and has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is an indirect, wholly owned subsidiary of Ford Motor Company:

- Ford Credit offers a wide variety of automotive financing products to and through many of the approximately 8,200 Ford and Lincoln Dealers Worldwide
- Ford Credit offers products to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Ford Credit also makes wholesale loans to dealers to finance the purchase of vehicle inventory
- Ford Credit had Full-Year 2025 Earnings Before Taxes of $2.6 Billion and ended 2025 with $146 Billion of Total Net Receivables


MOBILITY AND FINTECH
RETAIL FINANCING
LEASE FINANCING
INVENTORY FINANCING
FORD CREDIT
PERFORMANCE CONSULTING
INVENTORY INSURANCE
COMMERCIAL FINANCING
VEHICLE OWNERSHIP PROTECTION
CAPITAL AND FACILITY LOANS

Ford Credit – A Strategic Asset


Earnings Before Taxes ($B)
Distributions ($B)
$2.0
$1.2
$(2.6)
$2.0
$3.1
$2.4
$1.7
$1.8
$1.9
$2.1
$1.9
$2.3
$2.6
$3.0
$2.6
$4.7
$2.4
$1.3
$1.7
$2.6
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Over The Last 20 Years, Ford Credit Generated $41 Billion In Earnings Before Taxes And $31 Billion In Distributions

Funding Structure ($B)

- Well capitalized with a strong balance sheet; funding diversified across platforms and markets
- Net liquidity at $27.4B
- Leverage is within the target range of 9:1 to 10:1

	2025 Dec. 31	2026 Jun. 30
Term Unsecured Debt	$ 63.4	$ 64.2
Term Asset-Backed Securities	59.5	55.9
Deposits / Ford Interest Advantage (FIA)	18.5	17.2
Other	(0.6)	(0.2)
Equity	14.8	14.6
Cash	(9.3)	(8.5)
Total Net Receivables	$ 146.3	$ 143.2
Securitized Funding as Pct. of Total Debt	42.0%	40.7%
Net Liquidity	$ 24.6	$ 27.4
Financial Statement Leverage	9.6	9.4

Public Term Funding Plan ($B)

- Completed $23B of public issuance YTD in 2026
- Liquidity and diverse funding sources provide flexibility

	2024 Actual	2025 Actual	2026 Forecast*	Through Sep. 11
Unsecured	$ 17	$ 13	$ 12 - 15	$ 12
Securitizations**	16	13	14 - 16	11
Total	$ 33	$ 26	$ 26 - 31	$ 23

* As of July 28, 2026
** Includes Rule 144A offerings

Ford Credit has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission relating to the offering of Ford Credit Notes. Before anyone invests in such Notes, they should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Credit Notes. The documents may be obtained free of charge through EDGAR on the SEC Website. Alternatively, Ford Credit will send a potential investor a prospectus and prospectus supplement upon request by calling 1 (313) 322-3000.